Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AFLAC Incorporated on Form S-8 of our report dated February 2, 2004 relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which appear in the Annual Report on Form 10-K of AFLAC Incorporated Annual Report for the year ended December 31, 2003.




/s/ KPMG LLP


Atlanta, Georgia
May 3, 2004